Exhibit 10.13

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of August 31, 2014, (the "Effective Date"), by and between Biondvax Pharmaceuticals Ltd., a company organized under the laws of Israel (the "Company") , and Mr. Uri Ben Or, I.D. Number 027867753, of 57 Rothschild St., Kfar Saba, Israel, 44201 (the “Employee”). (Each of the Company and Employee shall be referred to herein, as a "Party" and collectively, as the "Parties").

WHEREAS, prior to the Effective Date, pursuant to a services agreement entered into between the Company and CFO Direct Ltd. (the "Contractor"), dated June 20, 2007, as later amended on August 31, 2014, (collectively, the "Service Agreement"), the Employee provided certain CFO services to the Company (the “Employment Position”);

WHEREAS, the Parties wish to modify and restructure the manner in which the CFO services are to be provided to the Company and that the Employee provide a certain portion of such CFO services directly to the Company and be retained Company as an employee on a part time basis for such purpose; and

WHEREAS, on August 31, 2014, the board of directors of the Company approved the modification and restructuring of the manner in which the Employees services are to be provided to the Company and the relationship with the Employee; and

WHEREAS, the Employee represents that he has the requisite skill and knowledge to serve in the Employment Position and fulfill the duties and responsibilities set forth herein;

NOW, THEREFORE, in consideration of the respective agreements of the Parties contained herein, the Parties agree as follows:

1.	Employment and Duties

1.1.	As of the Effective Date, the Company agrees to employ the Employee in the Employment Position on a part time basis, and the Employee agrees to be employed by the Company in the Employment Position in such capacity.

1.2.

The Employee shall collaborate and coordinate his actions with the Company’s Chief Executive Officer (the "CEO") and shall report to the CEO and of the Company or any other person(s) designated by the Company.

1.3.	The Employee’s duties and responsibilities shall be those duties and responsibilities customarily performed by an employee in the Employment Position, including but not limited to providing CFO and related services to the Company and as shall be determined by the CEO, from time to time.

1.4.	Prior to the Effective Date, the Employee provided CFO services on behalf of the Contractor to the Company from June 20, 2007, up to the Effective Date (the "Prior Period"). The Employee confirms that prior to the Effective Date in general, and during the Prior Period in particular, he received from the Contractor all payments, consideration, compensation remuneration and other rights and benefits, to which he was entitled in respect of services provided by him pursuant to the Service Agreement. The Employee further confirms that he is not entitled to any rights, including but not limited to any compensation, from the Company with respect to services provided to the Company on behalf of the Contractor during the Prior Period and explicitly and irrevocably waives any such rights as well as any claim of rights from the Company in respect of the Prior Period. The Employee understands and hereby acknowledges that the Company is relying on his foregoing representation and waiver in agreeing to enter into this Agreement.

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1.5.	The Company and the Employee agree that it is in the best interest of both Parties, that the Employee shall be employed by the Company 60% (sixty percent) of a full time position (the "Employment Capacity") and such Employment Capacity may be revised by the Parties by written agreements from time to time. The Employee's day of rest shall be Saturday.

1.6.	As the Employee is employed hereunder in an executive officer position involving a fiduciary relationship between the Employee and the Company, the Law of Working Hours and Rest 5711-1951, or any law amending or replacing such law, shall not apply to the employment of the Employee and the Employee shall not be entitled to payments thereunder. The Employee may be required, from time to time and according to the work load demanded of him, to work beyond the regular working hours and he shall not be entitled to any additional consideration for work during overtime hours and/or on days that are not regular business days, except as may be specified in this Agreement. The Employee acknowledges and agrees that the Salary and the compensation set for him hereunder include a proper and just reward for the requirements of his position and status and the obligation to work at irregular hours of the day.

1.7.	The Employee agrees to devote all the attention and time to the business and affairs of the Company as required to discharge the responsibilities assigned to the Employee hereunder.

1.8.	The Employee agrees to perform his duties under this Agreement in Israel, provided, however, that the Employee acknowledges and agrees that the performance of his duties hereunder may require domestic and international travel.

1.9.	The Company hereby acknowledges and approves the CFO services to be provided by the Employee to the Company on behalf of the Contractor, pursuant to the Service Agreement.

1.10.	The Employee shall perform the Employee’s duties diligently, conscientiously and in furtherance of the Company’s best interests. In the event that the Employee shall discover that he has or might have any direct or indirect personal interest in any of the Company’s business or a conflict of interest with the duties required of the Employee by virtue of the Employee’s employment with the Company, immediately upon such discovery the Employee shall inform the CEO in writing with respect thereto.

1.11.	The Parties hereto confirm that this is a personal services contract and that the relationship between the Parties hereto shall not be subject to any general or special collective employment agreement or any industry custom or practice, or practice of the Company in respect of any of its other employees or contractors. In the event that with respect to any of the foregoing and/or provisions of law and/or regulations and/or extension orders shall, notwithstanding the above, apply to the Employee, the provisions of this Agreement shall be deemed as coming in their stead, or at least, as being on account of said applicable provisions.

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1.12.	The Employee hereby confirms that the execution and delivery by the Employee of this Agreement and the fulfillment of the terms hereof (i) do not conflict with any agreement or undertaking by which the Employee is bound; (ii) is not prohibited under any law, regulation or court order and (iii) do not require the consent of any person or entity.

1.13.	The Employee undertakes not to receive, at any time, whether during the term of this Agreement and/or at any time thereafter, directly or indirectly, any payment, benefit and/or other consideration, from any third party in connection with his employment with the Company, without the Company’s prior written authorization.

1.14.	The Employee hereby acknowledges that the Company is a public company whose securities are traded on the Tel-Aviv Stock Exchange Ltd. and may be traded on other foreign Stock Exchanges. As a result, the Company may be required to file public reports in connection with this Agreement.

1.15.	The Employee shall be covered under the Company's current Directors and Officers insurance coverage, to cover the Employee's liability as an officer of the Company.

2.	Salary and Employee Benefits

In full consideration of Employee’s employment with the Company, commencing as of the Effective Date, the Employee shall be entitled to the following payments and benefits. It being understood and agreed that any Salary-based benefits shall be calculated exclusively on the basis of the Salary (without consideration to any other benefit):

2.1.	Salary.

The Company shall pay the Employee a gross monthly salary of NIS 10,000 (Ten Thousand New Israeli Shekels) per month (the "Salary"). The Salary shall be payable monthly, by the 9th day of month following the month for which it is due

2.2.	Pension Plan/Manager’s Insurance.

(a)	The Company and the Employee shall obtain and maintain a pension insurance to the Employee, in a Managers Insurance and/or a Pension Fund (the: "Pension Insurance"), according to the Employee's choice.

(b)	The contributions to the Pension Insurance shall be as follows:

(i)	In the event that the Pension Insurance is Managers Insurance- The Company shall contribute on behalf of the Employee a monthly aggregated amount equal to thirteen and a third percent (13.33%) of the Salary, in the following portions: five percent (5%) of the Salary for life insurance and pension compensation and eight and a third percent (8.33%) of the Salary on the account of severance compensation. The Company shall deduct from the Employee's Salary an aggregated amount equal to five percent (5%) of the Salary for such fund. In addition, the Company shall pay an amount of up to 2.5% of the Salary towards disability insurance.

(ii)	In the event that the Pension Insurance is a Pension Fund - The Company shall contribute on behalf of the Employee a monthly aggregated amount equal to fourteen and a third percent (14.33%) of the Salary, in the following portions: six percent (6%) of the Salary for pension compensation and eight and a third percent (8.33%) of the Salary on the account of severance compensation. The Company shall deduct from the Employee's Salary an aggregated amount equal to five and a half percent (5.5%) of the Salary for such fund.

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(iii)	The Employee will be entitled to choose to be insured in both Manager Insurance and the Pension Fund, namely the Employee will be entitled to choose an amount of his Salary to be insured in a Manager Insurance and an amount of his Salary (being the balance of his Salary) that will be insured in a Pension Fund, all subject to the allocation percentages mentioned in Sections (a) and (b) above.

(c)	The Company's allocations to the Pension Insurance on the Employee's behalf are in accordance with the general approval of the Minister of Labor and Social Welfare regarding payments by employers to a pension fund and insurance fund in lieu of severance pay (hereinafter the "General Approval"), annexed hereto as Exhibit A, pursuant to Article 14 of the Severance Payments Law, 5723-1963 (the “Severance Payment Law”), and the Employee hereby acknowledges that the amounts contributed by the Company for severance compensation under the Pension Insurance, shall be deemed to be made instead of the severance payments to which the Employee may be entitled, under the provisions of the Severance Payment Law, and shall constitute a full and complete payment thereof.

(d)	The Company hereby waives any entitlement and/or right for reimbursement with respect to the severance compensation and acknowledges, that upon termination of the Employee's employment in the Company, including inter alia, in the event of the Employee's resignation, the Company shall release the severance compensation and shall transfer the severance compensation to the Employee, except in the event that: (i) the Company has terminated the Employee's employment due to circumstances under which his entitlement for severance payment is denied pursuant to Articles 16 or 17 of the Severance Law; or (ii) the Employee has already withdrawn funds from the Managers Insurance and not because of “EIROA MEZAKE” according to Section 2(b) of the General Approval.

2.3.	Vacation

(a)	The Employee shall be entitled to such pro rata portion of paid vacation days as prescribed under the Annual Leave Law, 5711-1951 (the "Annual Leave Law"), calculated in accordance with the Employees Employment Capacity.

(b)	Use of vacation days shall be coordinated with the Company in advance, with adequate regard to the needs of the Company. Vacation days to which the Employee is entitled may be deferred over a period of 2 (two) years following the year during which the vacation time accumulated. Subject to applicable law, any unused vacation days, which have not accrued in accordance with this Section 2.3(b) will be forfeited.

(c)	Accrued vacation days shall not be redeemable by the Employee, except (without derogating from the Company's rights pursuant to applicable law and/or this Agreement) in the event of termination of employment, whereupon the Employee shall be entitled to redeem accrued vacation days, to the extent permitted by law.

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2.4.	Sick Leave

The Employee shall be entitled to such pro rata portion of fully paid sick leave pursuant to the Sick Pay Law, 5736-1976, calculated in accordance with the Employees Employment Capacity. Sick leave shall not be redeemable by the Employee, whether during the term of this Agreement or thereafter

2.5.	Annual Recreation Allowance (Dme'i Havra'a)

The Employee shall be entitled to such pro rata portion of annual recreation allowance according to applicable law, calculated in accordance with the Employees Employment Capacity.

2.6.	Reimbursements of Expenses. The Employee shall be entitled to receive prompt reimbursement of expenses properly and necessarily incurred by the Employee in connection with the performance of the Employee’s duties hereunder; provided, however, (i) that such expenses have been previously approved in writing by the CEO of the Company; and (ii) that the Employee has submitted such receipts and other documents as may be required, and has otherwise complied with the Company’s expense policy in effect at such time.

2.7.	No Other Benefits. The Employee shall not be entitled to any other remuneration, consideration and/or benefit from the Company, unless explicitly provided hereunder, and no practice and/or custom existing between the Company and other employees, if any, shall apply to the relationship between the Employee and the Company, except if and to the extent explicitly incorporated into this Agreement. If the Company grants the Employee, on any occasion, any benefit of any kind, not specified in this Agreement, each such grant shall be deemed a non-recurring event, and shall neither give rise to any new right of the Employee, nor constitute a practice and/or custom and/or precedent between the Parties.

2.8.	Taxes. The Employee will bear any tax applicable on the payment or grant of any of the above Salary and/or benefits, according to the then applicable law. The Company shall be entitled to and shall deduct and withhold from any amount or benefit payable to the Employee, any and all taxes, withholdings or other payments as required under any applicable law.

2.9.	Any and all the benefits (including benefits in kind), the Bonus and the participation in costs given to the Employee according to this Agreement or arising from it, shall not constitute part of the Employee's Salary and shall not be taken into account for calculating the deductions and deposits into the provident funds, or for calculating any other benefits that are granted to the Employee according to this Agreement and that arise from this Agreement and are calculated on the basis of his Salary.

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3.	Confidentiality and Proprietary Rights

3.1.	The Employee agrees to maintain in strict confidence and shall not disclose to any third party (including in or by way of any presentation) without the written consent of the Company, or use other than for the performance of his employment obligations under this Agreement: (i) any information, materials and data of a proprietary or confidential nature, whether in oral, written, graphic, machine-readable form or in any other form, including, without limitation, technology, bio-technology, trade secrets, patents, patent applications, copyrights, ideas, improvements and inventions (whether or not patentable or registerable) and other works of authorship, formulas, computer programs, databases, developments, technical drawings, designs, algorithms, circuits, layouts, biological and other materials, schematics, forecasts, products (actual or planned), marketing, sales, strategies, prices, customers, distributors, suppliers, operators, names and expertise of employees and consultants, performance, costs, know-how, research, technique and process information, records and results, clinical protocols and patient information, any other proprietary and/or confidential business, financial, technical, pre-clinical, clinical and scientific information, and all record bearing media containing or disclosing such information and techniques, disclosed to or otherwise acquired by the Employee in connection with this Agreement and/or his employment with the Company (ii) the Proprietary Data and IP (as defined in Section 3.4 below) and (iii) the terms of this Agreement (all of the foregoing, collectively, the "Confidential Information"). The Employee shall safeguard the Confidential Information with the same degree of care that the Employee maintains or protects his own confidential information, but in any event, no less than a reasonable degree of care.

3.2.	At all times, both during the term of this Agreement and thereafter, the Employee (i) will keep the Confidential Information strictly confidential and will not disclose it, or any part thereof, provide any documentation with respect thereto, or any part thereof, directly or indirectly, to any third party, without the prior written consent of the Company or unless and to the extent required by applicable law; and (ii) the Employee will not use any Confidential Information or anything relating thereto without the prior written consent of the Company, except and to the extent as may be necessary in the ordinary course of performing his duties and obligations hereunder and in the best interests of the Company. Notwithstanding the foregoing, the Employee shall not be obligated to maintain the confidentiality of the Confidential Information which: (i) is or becomes a matter of public knowledge through no fault of the Employee; or (ii) is authorized, in writing, by the Company for release.

3.3.	The Employee acknowledges and agrees that all Confidential Information is and shall remain the sole property of the Company and that no patent, copyright, trademark or other proprietary right or other right or license is granted by this Agreement.

3.4.	All inventions, data, information, work product, presentations designs, technology, reports or other results conceived of, created, written, designed, developed, reduced to practice, authored or made by or on behalf of the Employee, alone or together with others (i) during and/or arising in connection with this Agreement and/or the Employee's employment with the Company, and/or (ii) relating to the Confidential Information and all related, copyrights, know-how, trademarks, and other intellectual property (including applications therefor) (collectively, the "Proprietary Data and IP") shall be the sole and exclusive property of the Company.

3.5.	The Employee hereby acknowledges that he is aware of the fact that the Company is a Public Company (as defined in the Companies Law, 5759-1999), and that any unauthorized discloser of information regarding the Company may be considered, in these circumstances, a criminal offence and a civil cause of action.

3.6.	Upon the termination of this Agreement for any reason, or at the earlier request of the Company, the Employee shall promptly return to the Company all Confidential Information and all copies or other manifestations of Confidential Information in the possession or control of the Employee.

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4.	Term and Termination

4.1.	This Agreement shall be in effect commencing as of the Effective Date and shall continue in full force and effect for a period of 5 (Five) years unless earlier terminated in accordance with Sections 4.2 or 4.3 below

4.2.	Either Party may terminate this Agreement by providing the other Party with 60 (sixty) days prior written notice.

4.3.	Notwithstanding anything to the contrary herein, the Company may terminate this Agreement at any time, effective immediately and without need for prior written notice and/or payment for Notice Period, and without derogating from any other remedy to which the Company may be entitled, for Cause (as defined below).

4.4.	For the purposes of this Agreement, the term "Cause" shall mean: (i) If the Employee is convicted of a felony or is held liable by a court of competent jurisdiction for fraud against the Company; (ii) a breach of trust due to theft or embezzlement by or on behalf of Employee; (iii) Any conduct which has a material adverse effect or is materially detrimental to the Company, including but not limited to a material breach of this Agreement, which shall include, for avoidance of doubt, a breach of Sections 3 above; (iv) any breach by Employee of his fiduciary duties or duties of care to the Company, including without limitation, any material conflict of interest for the promotion of Employee's benefit, Employee's fraud, felonious conduct, dishonesty or insubordination; (v) circumstances in which Israeli law or this Agreement deny the right for severance payment, in whole or in part.

4.5.	Upon termination of this Agreement the Employee shall cooperate with the Company and use his best efforts to assist the integration into the Company’s organization of the person or persons who will assume the Employee’s responsibilities. Upon termination, Employee shall return to the Company any and all documents and materials pertaining to his work with the Company and any and all property of the Company that he may have in his possession.

4.6.	At the option of the Company, the Employee shall, during the Notice Period, either continue with his duties or remain absent from the premises of the Company, subject to applicable law. At any time during the Notice Period, the Company may elect to terminate this Agreement and the relationship with the Employee immediately, provided, that Employee shall be entitled to payment of the Salary for the remaining period of the Notice Period.

4.7.	Upon termination of Employee's employment with the Company hereunder, for any reason whatsoever, the Company shall have no further obligation or liability towards the Employee in connection with his employment as aforesaid. Any outstanding payment due by the Employee to the Company in connection with his employment by the Company shall be repaid by the Employee no later than one (1) month following termination of his employment. Notwithstanding, any outstanding payment due by the Employee to the Company in connection with his employment by the Company may be set-off by the Company against any payment due by the Company to the Employee, subject to applicable law.

4.8.	The provisions Sections 1.4, 3, 5 and 6.4 through 6.7 shall survive the termination or expiration of this Agreement for any reason whatsoever.

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5.	Notices

5.1.	Any and all notices and communications in connection with this Agreement shall be in writing, addressed to the Parties as follows:

If to the Company: BiondVax Pharmaceuticals Ltd. Science Park, 14 Einstein Street PO Box 4143 Ness Ziona, 74140 Facsimile: 972-8-9302531 Email: babecoff@biondvax.com Attention: Dr. Ron Babecoff , CEO	If to the Employee: Mr. Uri Ben Or CFO Direct LTd. 57 rothschild street Yatir Building, 2nd floor Kfar Saba 44201 Facsimile:972-8-9302531 Email:benor@biondvax.com

5.2.	All notices shall be given by registered mail (postage prepaid), by facsimile or email or otherwise delivered by hand or by messenger to the Parties’ respective addresses as above or such other address as may be designated by notice. Any notice sent in accordance with this Section 5 shall be deemed received upon the earlier of: (i) if sent by facsimile or email, upon transmission and electronic confirmation of transmission or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of transmission, provided that any notice sent to the Company in this manner must be sent by both facsimile and email, (ii) if sent by registered mail, upon 3 (three) days of mailing, (iii) if sent by messenger, upon delivery; and (iv) the actual receipt thereof.

6.	Miscellaneous

6.1.	Notice of Terms of Employment. This Agreement constitutes a "notice of the terms of employment" under the Notice to Employee Law (Employment Terms), 5762-2002.

6.2.	Headings; Interpretation. Section headings contained herein are for reference and convenience purposes only and shall not in any way be used for the interpretation of this Agreement.

6.3.	Entire Agreement. This Agreement and its Exhibit constitutes the entire agreement between the Parties with respect to the subject matters hereof and supersedes any and all other prior agreements, understandings and arrangements, oral or written, between the Parties with respect to the subject matters hereof.

6.4.	Amendment; Waiver. Any term of this Agreement may be amended only with the written consent of the Company and the Employee. The observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the Party against which/whom such waiver is sought. No waiver by either Party at any time to act with respect to any breach or default by the other Party of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

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6.5.	Successors and Assigns; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns. Neither this Agreement nor any of the Employee's rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred by the Employee without the prior consent in writing of the Company. The Company may freely assign and/or transfer this Agreement and any of its rights, privileges, or obligations hereunder.

6.6.	Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel, without giving effect to the rules with respect to conflicts-of-law. Any dispute arising out of, or relating to this Agreement, its interpretation or performance hereunder shall be resolved solely and exclusively by the competent court of the Tel Aviv-Jaffa district, and each of the Parties hereby submits exclusively and irrevocably to the jurisdiction of such court.

6.7.	Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof, and the remaining parts shall be enforced as if such invalid, illegal, or unenforceable part were not contained herein, provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

6.8.	Execution. The Employee has signed this Agreement of his own accord, after having reviewed this Agreement thoroughly and received all clarifications requested by his with respect to its provisions, and having had ample opportunity to receive legal or other advice, and the Employee fully appreciates the contents and meaning hereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Employment Agreement as of the date first above-mentioned.

/s/ Ron Babecoff	/s Uri Ben Or
BiondVax Pharmaceuticals Ltd.	Mr. Uri Ben-Or
By: Dr. Ron Babecoff, CEO

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Exhibit A

(Unofficial Translation from Hebrew Original)

GENERAL APPROVAL REGARDING PAYMENTS BY EMPLOYERS TO A PENSION FUND AND INSURANCE FUND IN LIEU OF SEVERANCE PAY

By virtue of my power under section 14 of the Severance Pay Law, 5723-1963 (hereinafter: the "Law"), I certify that payments made by an employer commencing from the date of the publication of this approval publication for his employee to a comprehensive pension benefit fund that is not an insurance fund within the meaning thereof in the Income Tax (Rules for the Approval and Conduct of Benefit Funds) Regulations, 5724-1964 (hereinafter: the "Pension Fund") or to managers insurance including the possibility of an insurance pension fund as aforesaid (hereinafter: the "Insurance Fund), including payments made by him by a combination of payments to a Pension Fund and an Insurance Fund (hereinafter: the "Employer's Payments), shall be made in lieu of the severance pay due to the said employee in respect of the salary from which the said payments were made and for the period they were paid (hereinafter: the "Exempt Salary"), provided that all the following conditions are fulfilled:

(1)	The Employer's Payments -

(a)	To the Pension Fund are not less than 14 1/3% of the Exempt Salary or 12% of the Exempt Salary if the employer pays for his employee in addition thereto also payments to supplement severance pay to a benefit fund for severance pay or to an Insurance Fund in the employee's name in an amount of 2 1/3% of the Exempt Salary. In the event the employer has not paid an addition to the said 12%, his payments shall be only in lieu of 72% of the employee's severance pay;

(b)	To the Insurance Fund are not less than one of the following:

(1)	13 1/3% of the Exempt Salary, if the employer pays for his employee in addition thereto also payments to secure monthly income in the event of disability, in a plan approved by the Commissioner of the Capital Market, Insurance and Savings Department of the Ministry of Finance, in an amount required to secure at least 75% of the Exempt Salary or in an amount of 2 1/2% of the Exempt Salary, the lower of the two (hereinafter: "Disability Insurance");

(2)	11% of the Exempt Salary, if the employer paid, in addition, a payment to the Disability Insurance, and in such case the Employer's Payments shall only replace 72% of the Employee's severance pay; In the event the employer has paid in addition to the foregoing payments to supplement severance pay to a benefit fund for severance pay or to an Insurance Fund in the employee's name in an amount of 2 1/3% of the Exempt Salary, the Employer's Payments shall replace 100% of the employee's severance pay.

(2)	No later than three months from the commencement of the Employer's Payments, a written agreement is executed between the employer and the employee in which -

(a)	The employee has agreed to the arrangement pursuant to this approval in a text specifying the Employer's Payments, the Pension Fund and Insurance Fund, as the case may be; the said agreement shall also include the text of this approval;

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(b)	The employer waives in advance any right, which it may have to a refund of monies from his payments, unless the employee has withdrawn monies from the Pension Fund or Insurance Fund other than by reason of an entitling event; in such regard "Entitling Event" means death, disability or retirement at after the age of 60.

(3)	This approval is not such as to derogate from the employee's right to severance pay pursuant to any law, collective agreement, extension order or employment agreement, in respect of salary over and above the Exempt Salary.

/s/ Uri Ben Or
Eliyahu Yishai	Uri Ben-Or
Minister of Labor and Welfare

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